Exhibit 99.01

Media Contact: Jen Bernier MIPS Technologies, Inc. +1 408 530-5178 jenb@mips.com	Investor Contact: Maury Austin MIPS Technologies, Inc. +1 408 530-5100 ir@mips.com

MIPS Technologies CEO John Bourgoin
Confirms Year-End Retirement

SUNNYVALE, Calif. – December 30, 2009 – MIPS Technologies, Inc. (Nasdaq: MIPS), a leading provider of industry-standard processor architectures and cores for home entertainment, communications, networking and portable multimedia markets, today confirmed that as announced in July, its President, CEO and Director John Bourgoin will retire effective December 31, 2009. The Board of Directors has appointed Anthony B. Holbrook, Chairman of the Board of Directors, to act as the Company’s interim president and CEO. The Board expects to announce a successor to Mr. Bourgoin in January 2010.

On behalf of the Board, Mr. Holbrook said, “The MIPS Technologies Board of Directors thanks John Bourgoin for leading our company from its spin-out in 1998 to the present. Under his guidance, MIPS has grown to prominence in the microprocessor IP market with leadership in a number of consumer electronics market segments. The MIPS brand is stronger than ever and is recognized worldwide. John’s commitment and contributions are much appreciated. We wish John well in retirement and success in his future endeavors.”

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NasdaqGS: MIPS) is a leading provider of industry-standard processor architectures and cores that power some of the world’s most popular products for the home entertainment, communications, networking and portable multimedia markets. These include broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

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